Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FISCAL 2008

THIRD QUARTER RESULTS

Reported Diluted EPS of $0.29 and Same-Store sales increase of 9%

Announces Changes in Same-Store Sales Reporting and Future Earnings Guidance Practice

Minneapolis, MN, December 27, 2007 — Christopher & Banks Corporation (NYSE: CBK) today reported results for its third quarter and nine months ended December 1, 2007.

Third Quarter Results

Total sales for the third quarter ended December 1, 2007 were $160.0 million compared to $139.3 million for the quarter ended November 25, 2006.  Same-store sales for the thirteen-week period ended December 1, 2007 increased 9% compared to the thirteen-week period ended December 2, 2006.  Net income for the third quarter was $10.2 million or $0.29 per diluted share compared to $9.2 million or $0.24 per diluted share for the third quarter last year.

Lorna Nagler, President and Chief Executive Officer of Christopher & Banks Corporation, commented, “We are pleased to have delivered a 9% same-store sales increase and strong third quarter earnings despite a challenging macro-environment. We were also encouraged by our solid improvement in merchandise margins and the success of our first ever Friends and Family event.”

CHRISTOPHER & BANKS CORPORATION REPORTS

THIRD QUARTER RESULTS

For the nine month period ended December 1, 2007, net sales were $450.5 million compared to $413.3 million for the nine month period ended November 25, 2006.  Same-store sales for the thirty-nine week period ended December 1, 2007 increased 3% compared to the thirty-nine week period ended December 2, 2006.  Net income was $25.3 million or $0.70 per diluted share, compared to $31.8 million or $0.84 per diluted share last year.  As of December 1, 2007, the Company operated 841 stores compared to 778 as of November 25, 2006.

As of December 1, 2007, total inventory was $46.9 million as compared to $55.4 million on November 25, 2006.  Total inventory per store, including in-transit inventory, decreased 22% and was approximately $55,818 this year compared to $71,235 last year.

Financial Outlook

The Company currently anticipates fourth quarter earnings per diluted share to be in the range of $0.02 to $0.05. The Company’s updated guidance reflects the expectation for flat to a low single digit decline in same-store sales in the fourth quarter. This compares to fourth quarter of fiscal 2007 earnings per diluted share of $0.05.  For the year, the Company estimates earnings per diluted share to be in the range of $0.72 to $0.75, compared to $0.89 per share last year.

In addition, the Company announced that, based on sales to date and its projections for the balance of the month, fiscal December same-store sales are anticipated to decline 1 to 2%.

Ms. Nagler continued, “Thus far, December sales have been adversely impacted by  a promotional retail environment, challenging macroeconomic conditions, as well as snow and ice storms in several geographic regions. We are encouraged that we have seen improvement in same-store sales as we progressed through the month. Nonetheless, our December same-store sales are expected to fall short of our initial expectations. While the women’s specialty apparel retail sector remains very promotional, we are pleased that our December merchandise margins to date show strong improvement as compared to last year.  We plan to maintain lean inventory levels and believe we are positioned to generate continued improvement in merchandise margins as we proceed through the fourth quarter.”

Change In Same-Store Sales Reporting Schedule

The Company announced that, at the beginning of fiscal 2009, it will begin reporting consolidated sales and same-store sales on a quarterly basis.  The Company’s last monthly sales release will be on March 6, 2008, for the fiscal month of February 2008.  Sales for future quarters will be reported on dates on which the Company reports quarterly earnings.

Future Earnings Guidance

Commencing with the first quarter of fiscal 2009, the Company will initiate a practice of issuing earnings per share guidance for the then current quarter as part of its regularly scheduled quarterly earnings release for the prior quarter.

Conference Call Information

The Company will discuss its third quarter results in a conference call scheduled for today, December 27, 2007 at 5:00 pm Eastern time.  The conference call will be simultaneously broadcast live over the internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until January 10, 2008.  In addition, an audio replay of the call will be available shortly after its conclusion and archived until January 3, 2008.  This call may be accessed by dialing (888) 203-1112 pass code 2284909.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 841 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 546 Christopher & Banks stores, 256 C.J. Banks stores and 39 Acorn stores.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include a statement regarding the

Company’s (i) anticipated fourth quarter and full year earnings per diluted share, (ii) expectations for December and fourth quarter same-store sales and (iii) plans to maintain lean inventories and generate improved merchandise margins for the fourth quarter.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control such as; a weakness in overall consumer demand; adverse economic or political conditions; unseasonable or adverse weather; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) escalation in energy costs; (iv) an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; (v) effectiveness of the Company’s brand awareness and marketing programs; (vi) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vii) increased promotional activity in the women’s specialty apparel retail sector; (viii) interruption of merchandise flow from our centralized distribution center; and (ix) our ability to successfully implement our tactical and strategic plans.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE INCOME STATEMENT
FOR THE QUARTERS AND NINE MONTHS ENDED
DECEMBER 1, 2007 AND NOVEMBER 25, 2006

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	December 1,	November 25,	December 1,	November 25,
	2007	2006	2007	2006

Net sales	$159,976	$139,265	$450,475	$413,349

Costs and expenses:
Merchandise, buying and occupancy	94,102	84,611	271,613	241,976
Selling, general and administrative	44,336	35,793	124,042	107,986
Depreciation and amortization	6,586	5,138	17,391	15,136
Total costs and expenses	145,024	125,542	413,046	365,098

Operating income	14,952	13,723	37,429	48,251

Interest income	1,163	1,353	3,382	3,640

Income before income taxes	16,115	15,076	40,811	51,891

Income tax provision	5,877	5,849	15,508	20,134

Net income	$10,238	$9,227	$25,303	$31,757

Basic earnings per share:
Net income	$0.29	$0.24	$0.71	$0.86

Basic shares outstanding	35,448	37,743	35,835	37,051

Diluted earnings per share:
Net income	$0.29	$0.24	$0.70	$0.84

Diluted shares outstanding	35,528	38,233	35,926	37,617

Dividends per share	$0.06	$0.06	$0.18	$0.14

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE BALANCE SHEET
(in thousands)

	December 1,	November 25,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,701	$59,380
Short-term investments	48,300	53,800
Merchandise inventories	46,943	55,421
Other current assets	22,892	13,783
Total current assets	164,836	182,384

Property, equipment and improvements, net	136,374	128,176

Other assets:
Goodwill	3,587	3,587
Other	4,338	1,249
Total other assets	7,925	4,836

Total assets	$309,135	$315,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,483	$7,058
Accrued liabilities	30,433	25,274
Total current liabilities	38,916	32,332

Other liabilities:
Deferred lease incentives	22,337	21,896
Other	15,036	10,582
Total other liabilities	37,373	32,478

Stockholders’ equity:
Common stock	450	450
Additional paid-in capital	109,767	105,561
Retained earnings	232,341	213,551
Common stock held in treasury	(109,712)	(68,976)
Total stockholders’ equity	232,846	250,586

Total liabilities and stockholders’ equity	$309,135	$315,396